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Exhibit 5.3
1201 Walnut, Suite 2900 Kansas City, MO 64106-2150 Tel (816) 842-8600 Fax (816) 691-3495

February 29, 2008

Garmin Ltd.
P.O. Box 10670, Grand Cayman KY1-1006
Suite 3206B, 45 Market Street, Gardenia Court
Camana Bay, Cayman Islands

Re:	Garmin Ltd. Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as special counsel to Garmin Ltd., a Cayman Islands company ("Garmin"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Securities Act"), the issuance of preferred share purchase rights pursuant to the Rights Agreement, dated October 25, 2001, by and between Garmin and UMB Bank, N.A. ("Rights Agreement"), which are currently attached to the common shares to be issued under the Registration Statement. The Rights Agreement selects Delaware law to govern it and the Rights granted thereunder and Missouri law to govern selected provisions of the Rights Agreement. The firm of Maples and Calder has issued a separate legal opinion on the validity of the common shares to be issued pursuant to the Registration Statement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) a certificate from Garmin’s corporate secretary; (ii) the Rights Agreement; (iii) the Memorandum of Association of Garmin (the "Memorandum"); (iv) the Articles of Association of Garmin (the "Articles"); and (v) certain resolutions of the Board of Directors of Garmin Ltd. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Garmin and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In making our examination and in rendering our opinion set forth herein, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than Garmin, we have assumed that such parties have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery of such documents by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representatives of officers and other representatives of Garmin and others.

Garmin Ltd.
February 29, 2008

We do not express any opinion as to the effect on the opinion expressed herein of (i) the compliance or noncompliance with the Rights Agreement of any party to the Rights Agreement or (ii) the legal or regulatory status or the nature of the business of any party. We do not express any opinion as to the laws of any jurisdictions other than Delaware and Missouri.

Based upon and subject to the foregoing, we are of the opinion that the Rights have been duly authorized for issuance and, when issued pursuant to the Rights Agreement in accordance with the Rights Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

STINSON MORRISON HECKER LLP

/s/ STINSON MORRISON HECKER LLP